Exhibit 5.2

June 21, 2005

Bracewell & Guiliani LLP

711 Louisiana, Suite 2300

Houston, TX 77002

U.S.A.

Ladies and Gentlemen:

We have acted as Canadian counsel to North American Energy Partners Inc. (the “Company”), a corporation incorporated under the Canada Business Corporations Act, in connection with an offer by the Company to exchange US$1,000 principal amount of its 9% Exchange Senior Notes due 2010 (the “Exchange Notes”) for each US$1,000 principal amount of its 9% Senior Secured Notes due 2010 issued on May 19, 2005 (the “Original Notes”) of which an aggregate of US$60,481,000 principal amount of Original Notes is outstanding (the “Exchange Offer”). In relation to the Exchange Offer, we understand that the Company is filing with the United States Securities and Exchange Commission (the “Commission”) a registration statement on Form F-4 (the “Registration Statement”) with respect to the Exchange Offer under the United States Securities Act of 1933, as amended (the “Securities Act”).

The Original Notes and the Exchange Notes have been, or will be, issued under an Indenture dated as of May 19, 2005 (the “Indenture”) by and among the Company, the guarantors named therein (such guarantors, other than NACG Finance LLC, being herein referred to as the “Canadian Guarantors”) and Wells Fargo Bank, N.A., as Trustee.

Qualifications

This opinion is, with your approval, predicated upon and qualified in its entirety by the following:

(a)	We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to, the laws of the Provinces of Ontario and Alberta and the federal laws of Canada applicable in such provinces, each as at the date hereof.

(b)	In expressing the opinions set out in paragraph 1, we have obtained and relied upon Certificates of Status issued by the Registrar of Corporations for the Province of Alberta and Certificates of Compliance issued by Industry Canada, each dated June 20, 2005 in respect of the Company and each Canadian Guarantor, as applicable, and have assumed, with your concurrence, that such certificates evidence that each of the Company and each Canadian Guarantor has not been dissolved as of the date hereof.

(c)	In expressing the opinions set out herein, we have not conducted any searches of public records for the purpose of providing such opinion.

(d)	The opinions expressed below are given as at the date hereof. We expressly disclaim any obligation to advise those persons to whom this opinion is addressed of any matters (including without limitation any facts or circumstances or any subsequently enacted, published or reported laws, regulations or judicial decisions having retroactive effect) which may come to our attention after the date hereof and which may affect any of the opinions set out herein.

(e)	Reliance on these opinions after the date hereof must be on the assumption that there has been no change in the law or in the facts on which the opinions are based.

Assumptions

In expressing the opinions set forth below we have reviewed and relied upon certified copies of resolutions of the directors of each of the Company and each Canadian Guarantor dated May 19, 2005 and have assumed that such resolutions continue in full force and effect, unamended, as at the date hereof. In the course of the foregoing investigations and examinations, we have assumed the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified or true copies or as reproductions (including documents received by facsimile machine) and the accuracy of all certificates of public officials and corporate officers.

Based on the foregoing and subject to the qualifications and limitations set forth herein, and having due regard for such legal considerations as we deem necessary, we are of the opinion that:

1.	The Company and each Canadian Guarantor has been incorporated under the laws of Canada or the Province of Alberta, as the case may be, and has not been dissolved and the Company has all the necessary corporate power and authority to own property and to conduct business and to execute and deliver, and to perform all its obligations under the Exchange Notes.

2.	Each of the Original Notes and the Exchange Notes to be issued in exchange for the Original Notes in accordance with the terms of the Exchange Offer and the guarantees given by the Canadian Guarantors in respect thereof have been validly authorized by the Company and each Canadian Guarantor, as the case may be.

This opinion is given solely for the use of the parties to whom it is addressed and only in connection with the Exchange Offer and we hereby consent to the attachment of this opinion to the opinion of Bracewell & Guiliani LLP, as part of the filing of such opinion as an Exhibit 5 to the Registration Statement, and the filing of this opinion as an Exhibit 5 to the Registration Statement, with the United States Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Validity of the Exchange Notes” in the Prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including any Exhibit 5 wherein this opinion is included, within the meaning of the term “expert” as used in the Securities Act or the rules or regulations thereunder.

Yours truly,

BORDEN LADNER GERVAIS LLP

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